Filed pursuant to Rule 433
Dated July 7, 2010
Registration No. 333-167348
Corporación Andina de Fomento

US$600,000,000 3.750% NOTES DUE 2016

Issuer:	Corporación Andina de Fomento

Security Description:	Senior Unsecured Notes

Transaction Type:	SEC Registered

Currency:	US Dollars

Total Principal Amount:	US $600,000,000

Offering Price:	99.396%

Gross Proceeds:	US $596,376,000

Coupon:	3.750%

Maturity:	January 15, 2016

Yield to Maturity:	3.873%

Benchmark Treasury:	1.875% due June 30, 2015

Benchmark Treasury Price:	100-15+

Benchmark Treasury Yield:	1.773%

Spread to Benchmark Treasury:	210 basis points

Ratings:	A1 / A+ / A+(1)

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2011

Day Count Convention:	30/360

Trade Date:	July 7, 2010

Settlement Date:	T+5; July 14, 2010

SEC Registered Global:	ISIN: US219868BP07 CUSIP: 219868 BP0

Form and Denomination:	The notes will be issued in fully registered form in denominations of US$1,000 and integral multiples of US$1,000 in excess thereof

Joint Bookrunners:	Credit Suisse Securities (USA) LLC HSBC Securities (USA) Inc.

(1)	These securities ratings have been provided by Moody’s, S&P and Fitch Ratings. These ratings are not a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.
This communication is intended for the sole use of the person to whom it is provided by the issuer.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC collect at 212-325-2580 or HSBC Securities (USA) Inc. at 866-811-8049.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.